EXHIBIT 4.1

August 17, 1998

Interactive Data
14 Wall Street, 11th Floor
New York, NY  10005

August 17, 1998

Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

Re:  Van Kampen Internet Trust, Series 11,
     Telecommunications Trust, Series 3,
     Health Care & Pharmaceuticals Trust, Series 3
     Utility Trust, Series 3
     (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-60845

Gentlemen:

         We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President